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                                                                      EXHIBIT 12

                             FIRST DATA CORPORATION
                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                    Three Months Ended March 31,
                                    ----------------------------
                                        1999           1998
                                       -------        -------
Earnings:
     Income before income taxes        $ 201.5        $ 195.0
     Interest expense                     24.2           26.9
     Other adjustments                    12.2           11.6
                                       -------        -------

Total earnings (a)                     $ 237.9        $ 233.5
                                       =======        =======

Fixed charges:
     Interest expense                  $  24.2        $  26.9
     Other adjustments                    12.2           11.6
                                       -------        -------

Total fixed charges (b)                $  36.4        $  38.5
                                       =======        =======

Ratio of earnings to
 fixed charges (a/b)                      6.54           6.06

For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.